Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 3rd day of June, 2010 (the “Effective Date”), by and between Citadel Broadcast Corporation, a Delaware corporation (the “Company”), and                     , an individual (the “Executive”).

WHEREAS, the Executive is currently employed as the                     ; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 26.

2. Term. The initial term of employment under this Agreement shall commence on the Effective Date and continue until                      anniversary thereof (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive twelve (12)-month period (the “Extended Term”) on                      and each subsequent                     , unless and until the Company or the Executive provides written notice to the other party in accordance with Section 13 hereof not less than ninety (90) days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”

3. Position and Duties. During the Employment Period, the Executive shall serve as the                      of the Company. In such capacity, the Executive shall have the duties, responsibilities and authorities customarily associated with the positions of                      in a company the size and nature of the Company. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards (including, without limitation,                     ), and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4. Place of Performance. During the Employment Period, the Executive shall be based primarily in                      or at such other additional location as mutually agreed upon by the Company’s Chief Executive Officer and Executive.

5. Compensation and Benefits; Options; Change in Control.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at an annual rate equal to that in effect on the date hereof per calendar year, less applicable deductions. The Base Salary shall be reviewed for increase by the Company no less frequently than annually and shall be increased in the discretion of the Company and any such increased Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b) Annual Bonus. The Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent [he/she] is employed by the Company on the last day of the applicable calendar year, earned based on performance against objective performance criteria. The performance criteria for calendar years 2010 through 2012 are attached hereto as Exhibit A. For subsequent calendar years, the board of directors of the Company (the “Board”) will establish, in good faith after consultation with the Company’s Chief Executive Officer, objective, reasonably attainable performance goals no later than sixty (60) days after the commencement of the relevant bonus period. Executive’s Annual Bonus for 2010 shall be $                     (the “Target Bonus”) if target levels of performance for that year are achieved. In no event shall the Target Bonus in respect of subsequent years be less than the 2010 Target Bonus and such Target Bonuses may be increased in the Board’s good faith discretion. The Executive’s Annual Bonus for a bonus period shall be determined by the Board after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. In carrying out its functions under this Section 5(b), the Board shall at all times act reasonably and in good faith.

(i) Executive’s 2009 annual bonus approved by the Company’s Compensation Committee of Citadel Broadcasting Corporation in such amount as set forth in the Company’s 2009 Annual Report filed on Form 10-K [, as well as any other bonus, if any, approved by the Compensation Committee prior to the Effective Date] shall be paid to Executive within five (5) days following the Effective Date.

(c) Vacation; Benefits. During the Employment Period, the Executive shall be entitled to                      weeks vacation annually, which shall be accrued and used in accordance with the applicable policies of the Company. The Executive shall be entitled to participate in such medical, dental, vision and life insurance, retirement and other plans and perquisites as the Company may have or establish from time to time [on the same terms and conditions as those in effect immediately prior to the date hereof] [on terms and conditions applicable to other senior executives of the Company generally]. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established. [The Board shall promptly establish a non-qualified retirement benefit program on the terms and conditions (including with respect to the level of benefits provided) as set forth on the attached Exhibit B].

(d) Equity Awards. Within thirty (30) days of the Effective Date, the Executive shall be granted stock appreciation rights which represent the right to receive common stock of the Company. The terms and conditions applicable to such equity awards shall be no less favorable to the Executive than as set forth on Exhibit [B/C] attached hereto. The Board shall consider Executive, in good faith, for additional annual equity incentive awards during each year of the Employment Period.

6. Expenses. The Executive is expected and authorized to incur reasonable expenses in the performance of the Executive’s duties hereunder. The Company shall reimburse the Executive for all such expenses actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7. Restrictive Covenants.

(a) Confidentiality & Non-Disclosure Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and the Company Affiliates.

(b) Non-Disclosure. During and after the Executive’s employment with the Company, the Executive will not knowingly use, disclose or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(b); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Company.

(c) Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Executive. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to [his/her] compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to [his/her] employment.

(d) No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Company or its Affiliates (or who was so employed within six (6) months prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its Affiliates, and the Executive shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his/her personal views about such former employee, shall not be deemed a violation of this Section 7(d); in each case, to the extent the Executive does not encourage the former employee to become employed by a company or business that employs the Executive or with which the Executive is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).

(e) Non-Competition.

(i) During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit, service, or assist any other individual, person, firm or other entity in soliciting or servicing any Customer for the purpose of providing and/or selling any products that are provided and/or sold by the Company or its subsidiaries, or performing any services that are performed by the Company or its subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its subsidiaries and any Customer or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his/her direct holdings in any such entity shall not in the aggregate constitute more than 1% of the voting power of such entity. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he/she will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. This covenant shall only be applicable to the Executive to the extent permitted by applicable law.

(ii) If the restrictions contained in Section 7(e) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(e) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(f) Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(g) Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8. Termination of Employment.

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii) By the Company. The Company may terminate the Executive’s employment:

(A) Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for one-hundred-eighty (180) consecutive days or two-hundred-seventy (270) days in any twenty-four (24)-month period (a “Disability”). For the avoidance of doubt, during any period of illness, physical or mental disability or other similar incapacity, whether or not such condition results in a Termination by reason of Disability, the Executive shall continue to receive [his/her] compensation and benefits hereunder, reduced by any benefits payable to [him/her] under any Company provided disability insurance policy or plan applicable to him; or

(B) Cause. For Cause or without Cause;

(iii) By the Executive. The Executive may terminate his employment for any reason (including Good Reason) or for no reason.

(b) Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.

(c) Effect of Termination. Upon any termination of the Executive’s employment with the Company and its subsidiaries, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and all of its subsidiaries.

9. Compensation Upon Termination.

(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay or provide to the Executive’s representative or estate all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement.

(c) Termination by the Company for Cause or by the Executive without Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. In addition, in the event of a Termination described in this Section 9(c), the Company may elect to extend the Non-Compete Period through the date that is twelve (12) months following Executive’s Date of Termination by providing notice to Executive within ten (10) days following the Date of Termination (the “Extended Non-Compete Obligation”). In the event the Company elects to impose the Extended Non-Compete Obligation, the Company shall continue to pay Executive [his/her] Base Salary, at the rate in effect immediately prior to Executive’s Date of Termination, for a period of twelve (12) months following Executive’s Date of Termination in accordance with the Company’s payroll practices in effect on the Date of Termination, provided Executive remains in compliance with Section 7 hereof through the expiration of the Non-Compete Period (as extended hereby).

(d) Termination by the Company without Cause or by the Executive with Good Reason. Subject to Section 9(e), if the Company terminates the Executive’s employment during the Employment Period other than for Cause or Disability pursuant to Section 8(a) or if the Executive terminates his employment hereunder with Good Reason, (i) the Company shall pay the Executive (A) all Accrued Benefits, if any, to which the Executive is entitled, (B) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus Executive would have been entitled to had [he/she] remained employed through the date such Annual Bonus was to be paid (i.e., based on actual Company performance through the applicable performance period), such payment to be made at the time bonus payments are made to other executives of the Company but in any event by no later than March 15 of the calendar year following the year that includes the Executive’s Date of Termination, and (C) a lump sum payment, within five (5) business days of the effective date of the Release (as defined in Section 10(f) below), of an aggregate amount equal to              times Executive’s Base Salary and $            ; (ii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions at the Company’s expense as applicable immediately prior to the Executive’s Date of Termination for twenty-four (24) months in such medical, dental, vision and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination; and (iii) Executive’s then outstanding equity awards shall immediately become 100% vested and all vested stock appreciation rights then held by Executive (including those vested as a result of this clause (iii)) shall remain exercisable for the two (2)-year period following the Date of Termination (or, if sooner, the expiration of the stock appreciation right).

(e) [Termination by Reason of Farid Suleman Ceasing to Serve as Company’s Chief Executive Officer. In the event Farid Suleman’s employment with the Company and its subsidiaries is terminated by the Company without Cause or by Farid Suleman with Good Reason, the Executive may terminate [his/her] employment with the Company upon serving notice of termination within ninety (90) days from the date of Farid Suleman’s termination of employment with the Company and in that event, Executive shall be entitled to receive a lump sum payment, within five (5) business days of the effective date of the Release, equal to one (1) times [his/her] then Base Salary and a lump sum payment of amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of Executive’s Target Bonus. In the event Farid Suleman voluntarily resigns from his employment with the Company and its subsidiaries without Good Reason, the Executive may terminate [his/her] employment with the Company upon serving notice of termination within ninety (90) days from the date of Farid Suleman’s termination of employment with the Company, and in that event, Executive shall be entitled to receive a lump sum payment, within five (5) business days of the effective date of the Release, equal to one-half (1/2) times [his/her] then Base Salary and a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of Executive’s Target Bonus.]

(f) Liquidated Damages. The parties acknowledge and agree that damages that will result to the Executive for termination by the Company of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d) (the “Severance Payments”) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan or compensation arrangement (including equity-related awards), such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit C/D hereto (“Release”). Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s Date of Termination. The Company shall deliver to the Executive the appropriate form of release of claims for the Executive to execute within five business days of the Date of Termination.

(g) No Offset. In the event of termination of [his/her] employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to [him/her] on account of any remuneration or benefits provided by any subsequent employment [he/she] may obtain; provided that the Company will not be required to continue to provide health insurance benefits to the Executive in the event Executive obtains substantially similar benefits from a subsequent employer following [his/her] termination of employment with the Company and its subsidiaries. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or its affiliates may have against [his/her] for any reason; provided the Company may offset from any cash severance benefit payable hereunder the amount of any loan made by the Company to the Executive that is then due and owing.

(h) Certain Delays in Payment. Notwithstanding anything to the foregoing set forth herein, to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 25 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

10. [Certain Additional Payments by the Company.

(a) If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Company (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income and the applicable marginal rate of federal income taxation for the calendar year in which the Executive’s Gross-Up Payment is to be made. Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that the Executive would be entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed an amount equal to three hundred and ten percent (310%) of the Executive’s Base Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided that such reduction shall only be made if such reduction results in a more favorable after-tax position for the Executive. The payment reduction contemplated by the preceding sentence, if any, shall be implemented by determining the Parachute Payment Ratio for each “parachute payment” and then reducing the parachute payments in order beginning with the parachute payment with the highest Parachute Payment Ratio. For parachute payments with the same Parachute Payment Ratio, such parachute payments shall be reduced based on the time of payment of such parachute payments, with amounts having later payment dates being reduced first. For parachute payments with the same Parachute Payment Ratio and the same time of payment, such parachute payments shall be reduced on a pro rata basis (but not below zero) prior to reducing parachute payments with a lower Parachute Payment Ratio.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Company prior to the change in ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company (a “280G Change in Control”) (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a 280G Change in Control, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination but in any event no later than five (5) days from the date in which the Executive remits the applicable tax. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). If the Company exhausts its remedies pursuant to Section 10(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(d) The following terms shall have the following meanings for purposes of this Section 10:

(i) “Base Amount” means “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(ii) “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable parachute payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such parachute payment.

(iii) “Parachute Value” of a Payment shall mean the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv) “Safe Harbor Amount” means 2.99 times the Executive’s Base Amount.]

11. Indemnification. During the Employment Period and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Employment Period and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification unless the Company is materially prejudiced thereby. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense, and upon the written request of Executive, Company shall be required to assume the defense of any such proceeding. This Section 11 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

12. Attorney’s Fees. The Company shall advance the Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company, the Executive’s employment with the Company, or the termination thereof; provided that the Executive shall only be required to reimburse the Company any advances to cover expenses incurred by the Executive for claims brought by the Executive if the Executive fails to prevail at least one material issue. The Executive shall be deemed to have prevailed on a material issue in the event of a settlement pursuant to which the Company makes any payment to the Executive. This Section 12 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

13. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to the Company:

Citadel Broadcast Company
7201 W. Lake Mead Blvd, Suite 400/
Las Vegas, NV 89128
Attn: Farid Suleman, CEO

with a copy to:

Citadel Broadcast Company
142 W. 57th St, 11th Floor
New York, NY 10019
Attn: General Counsel

(ii)	If to the Executive:

Address last shown on the Company’s Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

14. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Section 7, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

15. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 14, 16, 17, 18, 20, 21, 22, 24, and 25 hereof and this Section 15 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

16. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

17. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

18. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

19. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

20. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

21. Dispute Resolution. Each of the parties hereto irrevocably and unconditionally (a) waives all right to trial by jury in any proceeding relating to this Agreement or the Executive’s employment by the Company or any Company Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”) whether such Proceeding is based on contract, tort or otherwise; (b) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 13; and (c) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and supersedes and replaces all other agreements related to the subject matter hereof of, including but not limited to any prior employment agreements, letters, and/or bonus plans.

23. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

24. Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property may, to the extent permitted in the applicable governing plan, be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

25. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

26. Definitions.

“Accrued Benefits” means (i) any unpaid Base Salary through the Date of Termination; (ii) any earned but unpaid Annual Bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (v) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company; and (vi) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6. Amounts payable under (A) clauses (i), (ii) and (iii) shall be paid promptly after the Date of Termination, (B) clauses (iv) and (v) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement and (C) clause (vi) shall be paid promptly after submission of appropriate claims relating to such expenses.

“Cause” shall be limited to the following events (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Company that specifically identifies the manner in which the Executive has substantially failed to perform his essential job functions and specifying the manner in which the Executive may substantially perform his essential job functions in the future; or (iii) an act of fraud or willful and material misconduct with respect, in each case, to the Company, by the Executive. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive and (B) as to clauses (ii), (iii) or (iv) of this paragraph, he is given thirty (30) days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment).

“Change in Control” means the date that:

(i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company; provided, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in control”;

(ii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election;

(iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross Fair Market Value equal to or more than forty percent (40%) of the total gross Fair Market Value of all of the assets of the Company immediately before such acquisition or acquisitions (for this purpose, gross Fair Market Value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); provided, however, a transfer of assets by the Company is not treated as a “change in control” if the assets are transferred to (a) a shareholder of the company (immediately before the asset transfer) in exchange for or with respect to his/her/its stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owed, directly or indirectly, by a person described in clause (c) hereof.

Notwithstanding any of the foregoing, a “change in control” shall not be deemed to occur solely by reason of the conversion of the Company’s debtholders, as of June 2, 2010 into equityholders.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“Competitive Enterprise” means national, terrestrial radio broadcasting companies.

“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or the Company Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to his employment by the Company, shall not be considered Confidential Information.

“Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or its subsidiaries provided services or sold any products to the Company and its subsidiaries, provided services or sold any products to within a twelve (12) month period on, before or after Executive’s Date of Termination.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; (iii) if the Executive’s employment is terminated by the Company pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination (provided, such date shall be at least              days prior the Date of Termination in the event Executive terminates [his/her] employment with the Company and its subsidiaries without Good Reason); or (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.

“Fair Market Value” means (a) while the Shares are readily traded on an established national or regional securities exchange, the closing transaction price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, the opening transaction price as reported by exchange for the first trading date following the date by which such value is being determined on the next preceding date for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share on the date as of which such value is being determined, where quoted for such Shares, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Board determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Board, in its sole discretion, on a good faith basis.

“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any material diminution or adverse change in the Executive’s titles, duties or authorities; (ii) reduction in the Executive’s Base Salary or Target Bonus; (iii) a material adverse change in the Executive’s reporting responsibilities; (iv) the assignment of duties inconsistent with the Executive’s position or status with the Company as of the date hereof; (v) a relocation of the Executive’s primary place of employment to a location more than twenty-five (25) miles further from the Executive’s primary residence than the current location of the Company’s offices as set forth in Section 4; (vi) any other material breach of the terms of this Agreement or any other agreement by the Company or any Company Affiliate; (vii) any purported termination of the Executive’s employment by the Company that is not effected in accordance with the applicable provisions of this Agreement; (viii) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction; (ix) the delivery of a notice of Non-Renewal by the Company[; or (x) the occurrence of a Change in Control]. In order to invoke a termination for Good Reason pursuant to clauses (i) through (xi) hereof, (A) the Executive must provide written notice within ninety (90) days of the occurrence of any event of “Good Reason, “ (B) the Company must fail to cure such event within ten (10) days of the giving of such notice and (C) the Executive must terminate employment within thirty (30) days following the expiration of the Company’s cure period, and in order to invoke a termination for Good Reason pursuant to clause (xii) hereof, the Executive must provide the Company with written notice of his/her intention to terminate his/her employment for Good Reason within thirty (30) days following a Change in Control.

“Non-Compete Period” means the period commencing on the Effective Date and ending on the Executive’s Date of Termination; provided, however, that in the event the Company elects to impose the Extended Non-Compete Obligation in accordance with the terms of Section 9(c) hereof, the Non-Compete Period will extend through the date that is twelve (12) months following the Date of Termination.

“Share” means the Company’s common shares, or any security issued by the Company or any successor in exchange or in substitution therefore.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

CITADEL BROADCASTING CORPORATION

By:

Name:
Title:

EXECUTIVE

EXHIBIT A

Reorganized Citadel’s calendar year EBITDA on a consolidated basis shall meet or exceed the same year’s projected EBITDA on a consolidated basis (as set forth below and incorporated herein), as adjusted to exclude the effects of acquisitions and dispositions, to exclude restructuring or reorganization costs related to any bankruptcy proceedings, and consistent with the accounting used by the Company at the time the projections were prepared.

EBITDA Projections:

2010 - $[—] million

2011 - $[—] million

2012 - $[—] million

EXHIBIT [B]

DEFINED BENEFIT SERP

1.	Normal Retirement Benefit. Single life annuity payable at age 65 in an amount equal to 4% of Final Average Earnings for each year of service with the Company (maximum 25 years). Normal Retirement Benefit offset by the actuarial equivalent of any retirement benefit funded by the Company (e.g., 401(k) matching contributions).

2.	Early Retirement Benefit. Benefit will commence at the earlier of (i) age 65 and (ii) the later of termination of employment and age 55, with an early commencement reduction of 4% for each year benefit commences prior to age 65.

3.	Form of Payment. Lump sum actuarial equivalent determined using reasonable mortality tables and discount rate.

4.	Vesting. Vests 10% of each year of service with the Company. Full vesting upon separation from service due to death, disability, by the Company without Cause or by the Executive for Good Reason.

5.	Definitions.

a.	Service. Service will include all service with the Company and its affiliates for all purposes under the Program.

b.	Final Average Earnings. Average base salary and bonus of five years preceding Executive’s termination of employment or, if sooner, reaching age 65.

EXHIBIT [B/C]

STOCK APPRECIATION RIGHTS AGREEMENT

PURSUANT TO THE

CITADEL BROADCASTING CORPORATION 2010 EQUITY INCENTIVE PLAN

* * * * *

Participant:

Grant Date:

Base Price:	$

Number of Shares subject to this SAR:

* * * * *

THIS STOCK APPRECIATION RIGHTS AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Citadel Broadcasting Corporation, a Delaware corporation (the “Company”), and the Participant specified above, pursuant to the Citadel Broadcasting Corporation 2010 Equity Incentive Plan (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan the Company will grant the stock appreciation rights (“SAR”) provided for herein to the Participant;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the SAR hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of SAR. The Company hereby grants to the Participant as of the Grant Date a SAR on the number of Shares specified above. This SAR represents the right, upon exercise, to receive a number of Shares with a Fair Market Value on the date of exercise equal to the product of (i) the aggregate number of Shares with respect to which this SAR is exercised and (ii) excess of (A) the Fair Market Value of a Share as of the date of exercise over (B) the SAR Base Price specified above.

3. Vesting and Exercisability of SAR.

(a) Vesting. Except as otherwise provided in this Section 3, the SAR subject to this grant shall vest as follows, provided that the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates on each such vesting date: (i) one-third (1/3) on the first anniversary of the Grant Date, (ii) one-third (1/3) on the second anniversary of the Grant Date, and (iii) one-third (1/3) on the third anniversary of the Grant Date. To the extent that the SARs have become vested with respect to a percentage of the SARs granted, the SARs may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the SARs.

(b) Certain Terminations. Any unvested portion of this SAR shall immediately become vested upon a Termination due to (i) the Participant’s death, (ii) the Participant’s Disability, (iii) a Termination by the Company without Cause or (iv) a Termination by the Participant for Good Reason.

(c) Change in Control. Any unvested portion of this SAR shall immediately become vested upon a Change in Control; provided the Participant is continuously employed by the Company or its Subsidiaries through such date.

(d) Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this SAR shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

4.	Termination.

(a) Termination by Reason of Death or Disability. If a Participant’s Termination is by reason of death or Disability, any portion of this SAR that is held by such Participant that is vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a one (1)-year period from the date of such Termination, but in no event beyond the expiration of the stated term of this SAR; provided, however, if the Participant dies within such exercise period, all unexercised SARs held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of this SAR.

(b) Termination Other Than for Cause or by Reason of Death or Disability. If a Participant’s Termination is for any reason other than for Cause, or due to the Participant’s death or Disability, any portion of this SAR that is held by such Participant that is vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of two (2) years from the date of such Termination, but in no event beyond the expiration of the stated term of this SAR.

(c) Termination for Cause. If a Participant’s Termination is for Cause any portion of this SAR, whether vested or unvested, that is held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(d) Unvested SARs. Subject to Section 3(b), any portion of this SAR that is not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5. Dividends and Other Distributions. If the Company makes a distribution (by dividend or otherwise) then, to reflect such distribution, the Participant shall be entitled to receive such distribution with respect to each Share covered by a SAR as follows: (i) the Company shall pay such distribution on the vested portion of the SARs at the time of such distribution and (ii) the Company shall accrue such distributions on the unvested portion of the SARs and pay such distributions in connection with, and at the time of, the vesting of such unvested portion of the SAR.

6. Method of Exercise and Payment. Subject to Section 15.8 of the Plan, this SAR shall be exercised by the Participant by delivering to the Company or its designated agent on any business day a written notice, in such manner and form as may be required by the Company, specifying the number of Shares subject to this SAR the Participant then desires to exercise (the “Exercise Notice”).

7. Forfeiture. In the event the Company determines that the Participant has materially violated any of the provisions set forth in Section 8 hereto, and has failed to cure such violation within fifteen (15) days of written notice that is given within thirty (30) days of the Company becoming aware of such violation, unless otherwise determined by the Company, any outstanding portion of this SAR, whether vested or unvested, shall immediately be terminated and forfeited for no consideration.

8. Restrictive Covenants. As a condition to the receipt of the SARs and/or exercise of the SARs, the Participant agrees as follows:

(a) Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Participant acknowledge and agree that during the Participant’s employment with the Company, the Participant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. The Participant agrees that the obligations set forth in this Section 8 are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Participant that would result in serious adverse consequences for the Company and its Affiliates. For purposes of this Agreement, “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Participant prior to his/her employment by the Company, shall not be considered Confidential Information.

(b) Non-Disclosure. During and after the Participant’s employment with the Company, the Participant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Participant’s duties with the Company as determined reasonably and in good faith by the Participant. Anything herein to the contrary notwithstanding, the provisions of this Section 8(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; provided that prior to any such disclosure the Participant shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Participant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 8(b).

(c) Materials. The Participant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Participant will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its Affiliate at any time upon the request of the Company and in any event immediately after termination of Participant’s employment. The Participant agrees to identify and return to the Company any copies of any Confidential Information after the Participant ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent the Participant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his/her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his/her employment.

(d) Conflicting Obligations and Rights. The Participant agrees to inform the Company of any apparent conflicts between the Participant’s work for the Company and any obligations the Participant may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(e) Enforcement. The Participant acknowledges that in the event of any breach or threatened breach of this Section 8, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Participant expressly waives. The Participant understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Participant agrees that each of the Participant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

9. Non-transferability.

(a) Restriction on Transfers. Except as provided in Section (b) below, this SAR, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of this SAR, or the levy of any execution, attachment or similar legal process upon this SAR, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

(b) Permissible Transfers. During the Participant’s lifetime, the Participant may, with the consent of the Committee, transfer without consideration all or any portion of this SAR to one or more members of his/her Immediate Family, to a trust established for the exclusive benefit of one or more members of his/her Immediate Family, to a partnership in which all the partners are members of his/her Immediate Family, or to a limited liability company in which all the members are members of his/her Immediate Family.

(c) Company Rights. Notwithstanding anything herein to the contrary, the Participant, and any permitted transferee, shall be subject to the Company’s call rights and rights of first refusal set forth in Annex A.

10. Entire Agreement; Amendment. This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

11. Acknowledgment of Employee. The award of this SAR does not entitle Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

13. Withholding of Tax.

(a) General. As a condition to the distribution of Shares to the Participant, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts payable to the Participant), an amount sufficient to satisfy any federal, provincial, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the SAR. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares.

(b) Shares Not Publicly Traded. Notwithstanding anything to the contrary in Section 13(a), in the event the Shares are not listed for trading on an established securities exchange on the date the SARs are required to be settled then the Company shall, at the request of the Participant, deduct or withhold Shares having a Fair Market Value equal to the minimum amount required to be withheld to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to this SAR.

14. No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

15. Notices. Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a) If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b) If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

16. Compliance with Laws. The issuance of this SAR (and the Shares upon exercise of this SAR) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this SAR or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

17. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 9 hereof) any part of this Agreement without the prior express written consent of the Company.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21. Severability. The invalidity or unenforceability of any provisions of this Agreement, including, without limitation Section 8, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22. Definitions. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CITADEL BROADCASTING CORPORATION

By:

Name:

Title:

PARTICIPANT

Name:

Social Security Number:

EXHIBIT [C/D]

GENERAL RELEASE

I,                             , in consideration of and subject to the performance by Citadel Broadcasting Corporation (together with its subsidiaries, the “Company”), of its obligations under Section 9 of the Employment Agreement, dated as of June 3, 2010 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.	Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.	I hereby acknowledge that Sections 7, 9, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 24, and 25 of the Agreement shall survive my execution of this General Release.

12.	I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;
(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(v)	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;
(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

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